Exhibit 3.2

SUPER INTERMEDIATECO LLC

ARTICLES OF AMENDMENT

The undersigned, being authorized to execute and file these Articles, hereby certifies that the Articles of Organization of Super IntermediateCo LLC, a Maryland limited liability company, are hereby amended by deleting Article First of the Articles of Organization in its entirety and substituting the following in lieu thereof:

FIRST:  The name of the limited liability company (hereinafter referred to as the “Company”) is “Centro NP LLC”.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment and acknowledges them to be their act on this 3rd day of May, 2007.

,

/s/ Basil S. Donnelly
Basil S. Donnelly
Authorized Person